Exhibit 3.42

OPERATING AGREEMENT

OF

KENNEDY WILSON FUND MANAGEMENT GROUP, LLC

a California limited liability company

This Agreement, dated as of January 10, 2007, is between the following parties:

1. K-W Properties, a California corporation (the “Member”), with a mailing address 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210; and

2. Kennedy Wilson Fund Management Group, LLC (the “Company”), a limited liability company formed and existing under the laws of the State of California, with its principal place of business at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210.

RECITALS

1. On January 10, 2007, the Member filed with the Secretary of the State of California the Articles of Organization of the Company (the “Articles”).

2. On that date, the Secretary accepted the Articles for filing and the Company was formed as a limited liability company under the Beverly-Killea Limited Liability Company Act (the “Act”):

3. This Agreement confirms the agreement between the parties as to the internal affairs of the Company and the conduct of its business.

ARTICLE 1

PRELIMINARY MATTERS: EFFECTIVE DATE OF AGREEMENT,

FORMATION OF COMPANY

1.1 Effective date of Agreement. The effective date of this Agreement (the “Effective Date”) shall be the date of filing of the Articles.

1.2 Company’s name purpose, etc. The Company’s name is “Kennedy Wilson Fund Management Group, LLC” and its purpose is to perform and render management, investment, administrative, consulting and other investment advisory and management services to private equity funds and to exercise all of the powers and privileges granted to it by the Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.

1.3 Reservation of management of Company to the Member. The management of the Company is reserved to the Member.

ARTICLE 2

CAPITAL CONTRIBUTIONS AND LOANS

2.1 Contributions of cash and non-cash property. The Member shall contribute to the capital of the Company such cash or other property as it may determine in its sole discretion. The Member is hereby admitted as the sole Member of the Company and the Company shall issue a membership interest to the Member representing a one hundred percent (100%) percentage interest in the Company.

2.2 No duty to make additional contributions. The Member shall not be required to make any additional capital contributions to the Company. The Member may, however, make additional capital contributions to the Company in such amounts and at such times as it desires.

2.3 Loans by Member to Company. The Member may but shall have no obligation to make loans to the Company.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS OF COMPANY ASSETS

Whether the Company shall distribute its cash or other assets to the Member and the amount and timing of any such distributions shall be within the sole discretion of the Member.

ARTICLE 4

COMPANY MANAGEMENT

4.1 Contract authority. The Member shall have the exclusive right, power and authority to sign contracts on behalf of the Company and otherwise to bind the Company in dealings with third parties.

4.2 Company decision-making. The Member in the Member’s sole discretion shall have the exclusive right to make decisions concerning the internal affairs of the Company and the conduct of its business. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein and in the Articles, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Act.

4.3 Officers. The Member may, from time to time as it deems advisable, appoint one or more Persons as officers of the Company and assign titles (including, without limitation, a President, one or more Vice Presidents, a Secretary, and a Treasurer) to any such persons. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the California General Corporation Law, the assignment of that title shall constitute the delegation to that person of the authority and duties that are normally associated with that office. Any delegation pursuant to this Section 4.3 may be revoked or modified at any time by the Member. Any individual may hold any number of offices. Initially, there shall be a President, four Vice Presidents, a Treasurer and a Secretary of the Company. Barry Schlesinger shall serve as the initial President of the Company, William J. McMorrow shall serve as an initial Vice President of the Company, Freeman A. Lyle shall serve as an initial Vice President, Secretary and Treasurer of the Company, John Prabhu shall serve as an initial Vice President of the Company and Mary Ricks shall serve as an initial Vice President of the Company, subject to all of the foregoing prerogatives of the Member. The officers, if any, shall have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Member.

4.4 Fiduciary duties of Member. The Member as the sole member and as the manager of the Company shall have no fiduciary duty toward the Company, including any duty of care or loyalty.

4.5 Indemnification of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company. The Company shall fully indemnify the Member for any claim against the Member in the Member’s capacity as a member or as a manager.

4.6 Advancement of Member’s litigation expenses. The Company shall advance litigation expenses to the Member for any claim against the Member in the Member’s capacity as a member or manager.

ARTICLE 5

TRANSFERS AND PLEDGES OF COMPANY

MEMBERSHIPS AND INTERESTS

5.1 Transfers. The Member in the Member’s sole discretion may assign and transfer (whether by sale, gift of otherwise) all or any portion of Member’s membership rights, including economic and non-economic rights, to any person at any time. The Member may make any such transfer under any terms and conditions which the Member deems appropriate.

5.2 Pledges. The Member shall have exclusive and absolute discretion to pledge all or any portion of the Member’s membership rights to any person at any time as collateral for any debt of the Member. The Member may make any such pledge under any terms and conditions which the Member deems appropriate.

ARTICLE 6

DISSOLUTION

6.1 Dissolution. The Company shall be dissolved and its affairs wound up in accordance with the Act upon the occurrence of any of the following events:

(a) Election of Member. The written election of the Member to dissolve the Company, made at any time and for any reason.

(b) Withdrawal or Dissolution of Member. The withdrawal or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company (other than an assignment of the membership interest pursuant to Article 5 of this Agreement), unless the business of the Company is continued in a manner permitted by the Act.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Entire agreement. This Agreement contains the entire agreement between the parties concerning its subject matter, and it replaces all earlier agreements between them, whether written or oral, concerning its subject matter.

7.2 Amendments. No amendment of this Agreement shall be valid unless it is set forth in writing signed by both parties.

7.3 Notices. All notices under this Agreement shall be in writing. They shall be sent by fax or by registered U.S. mail, return receipt requested, to the parties at their respective addresses as stated on the first page of this Agreement. A party may change the party’s address for purposes of this Article 7.3 at any time upon reasonable notice to the other parties. Notices shall be deemed to have been received when actually received.

7.4 Governing law. This Agreement shall be governed exclusively by the laws of the State of California.

7.5 Captions. Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

7.6 Incorporation of Articles. The Articles and any exhibits referred to in this Agreement are hereby incorporated in the Agreement and made an integral part of it.

In witness of their acceptance of the above terms and conditions, the parties by themselves or by their duly authorized representatives, have signed and dated this Agreement as follows:

K-W Properties,
a California corporation

Date: January 10, 2007	By:	/s/ Barry Schlesinger
	Name:	Barry Schlesinger
	Title:	Vice President

Kennedy Wilson Fund Management Group,
a California limited liability company

By: K-W Properties,
a California corporation,
its sole member and manager

Date: January 10, 2007	By:	/s/ Barry Schlesinger
	Name:	Barry Schlesinger
	Title:	Vice President